Exhibit 99.1

Kimball International Announces Changes to its Board of Directors

JASPER, IN., March 30, 2021 -- Kimball International, Inc. (NASDAQ: KBAL) today announced the Company has appointed Valerie R. Love as an independent member of its Board of Directors, effective April 1, 2021. Ms. Love will also serve on the Compensation and Governance Committee and stand for election at the Company’s 2021 annual meeting of shareholders.

Ms. Love joined The Coca-Cola Company in August 2019, and currently serves as Chief of Human Resources for the company’s North America operating unit. In this role, Ms. Love’s primary responsibilities are to lead organizational design and people-related strategies within the company in support of acquiring, developing, and retaining the best talent while creating a work environment and culture that enables all associates to function at their best.

Prior to joining The Coca-Cola Company, Ms. Love spent 20 years at General Motors with increasing levels of responsibilities within Finance, Operations, Labor Relations and Human Resources, supporting multiple functions and organizations. While at General Motors, Ms. Love also completed two international assignments in Argentina and Germany with primary responsibility leading Human Resources activities related to new plant start-ups in Argentina, China, Thailand, Brazil, Poland, India, and Israel. Ms. Love continued her career at Tyco International as Vice President Human Resources and immediately prior to joining The Coca-Cola Company served as Senior Vice President Human Resources Supply Chain and Global Quality at Johnson & Johnson.

“We’re thrilled to welcome Valerie to the Board. Valerie’s diverse experience and strong background leading people-related strategies and organizational design will be an incredible asset to Kimball International and shareholders,” said Board Chair Kim Ryan.

The Company also announced that Director Tim Jahnke has decided to step down from the Board to focus on other interests following seven years of dedicated service to Kimball International. Mr. Jahnke’s resignation will be effective April 1.

“I’d like to thank Tim for his many years of service to Kimball International,” said Chief Executive Officer Kristie Juster. “His leadership on the Board and guidance as an adviser to the executive management team on special projects like the Poppin, Inc, acquisition have been invaluable. We wish him the very best in his next endeavors.”

“I have truly enjoyed my time serving Kimball International and thank Kristie, the executive team, and entire Board for the productive working relationship we built over the years,” said Mr. Jahnke. “I also welcome Valerie to the Board. She is a proven leader whose business acumen and expertise will bring great value to the Board.”

About Kimball International, Inc.
Kimball International is a leading omnichannel commercial furnishings company. For over 70 years, we have crafted design-driven furnishings that help our customers shape ordinary spaces into vibrant places that spark collaboration, relaxation, wellness, and discovery. Our family of brands includes Kimball, National, Etc., Interwoven, Kimball Hospitality, D’style and Poppin. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.